Gladstone Investment Corporation Reports Financial Results for its
Fourth Quarter and Fiscal Year Ended March 31, 2022
MCLEAN, VA, May 11, 2022: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its fourth quarter and fiscal year ended March 31, 2022. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2022	December 31, 2021	$ Change	% Change
For the quarter ended:
Total investment income	$19,246	$16,742	$2,504	15.0%
Total expenses, net(A)	12,516	8,343	4,173	50.0%
Net investment income(A)	6,730	8,399	(1,669)	(19.9)%
Net realized (loss) gain	(10,000)	22,049	(32,049)	NM
Net unrealized appreciation (depreciation)	19,966	(20,102)	40,068	NM
Net increase in net assets resulting from operations(A)	$16,696	$10,346	$6,350	61.4%
Net investment income per weighted-average common share(A)	$0.20	$0.25	$(0.05)	(20.0)%
Adjusted net investment income per weighted-average common share(B)	$0.26	$0.26	$—	—%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.50	$0.31	$0.19	61.3%
Cash distribution per common share from net investment income	$0.32	$0.23	$0.09	39.1%
Cash distribution per common share from net realized gains(C)	$0.02	$0.09	$(0.07)	(77.8)%
Weighted-average yield on interest-bearing investments	14.9%	11.9%	3.0%	25.2%
Total dollars invested	$8,188	$37,000	$(28,812)	(77.9)%
Total dollars repaid and/or collected from sales	$4,500	$74,719	$(70,219)	(94.0)%
Weighted-average shares of common stock outstanding - basic and diluted	33,205,023	33,205,023	—	—%

As of:
Total investments, at fair value	$714,396	$700,738	$13,658	1.9%
Fair value, as a percent of cost	106.7%	103.7%	3.0%	2.9%
Net assets	$445,830	$440,589	$5,241	1.2%
Net asset value per common share	$13.43	$13.27	$0.16	1.2%
Number of portfolio companies	26	26	—	—%

	March 31, 2022	March 31, 2021	$ Change	% Change
For the year ended:
Total investment income	$72,552	$56,627	$15,925	28.1%
Total expenses, net(A)	57,562	38,689	18,873	48.8%
Net investment income(A)	14,990	17,938	(2,948)	(16.4)%
Net realized gain	12,444	10,592	1,852	17.5%
Net unrealized appreciation	74,882	13,924	60,958	437.8%
Net increase in net assets resulting from operations(A)	$102,316	$42,454	$59,862	141.0%
Net investment income per weighted-average common share(A)	$0.45	$0.54	$(0.09)	(16.7)%
Adjusted net investment income per weighted-average common share(B)	$1.00	$0.69	$0.31	44.9%
Net increase in net assets resulting from operations per weighted-average common share(A)	$3.08	$1.28	$1.80	140.6%
Cash distribution per common share from net investment income	$0.91	$0.83	$0.08	9.6%
Cash distribution per common share from net realized gains(C)	$0.26	$0.10	$0.16	160.0%
Weighted-average yield on interest-bearing investments	13.5%	11.9%	1.6%	13.4%
Total dollars invested	$92,738	$95,272	$(2,534)	(2.7)%
Total dollars repaid and/or collected from sales	$101,416	$51,781	$49,635	95.9%
Weighted-average shares of common stock outstanding - basic and diluted	33,205,023	33,176,760	28,263	0.1%

As of:
Total investments, at fair value	$714,396	$633,829	$80,567	12.7%
Fair value, as a percent of cost	106.7%	95.5%	11.2%	11.8%
Net assets	$445,830	$382,364	$63,466	16.6%
Net asset value per common share	$13.43	$11.52	$1.91	16.6%
Number of portfolio companies	26	28	(2)	(7.1)%
NM = Not Meaningful
(A)Inclusive of $2.0 million, or $0.06 per weighted-average common share, and $0.4 million, or $0.01 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended March 31, 2022 and December 31, 2021, respectively; and $18.3 million, or $0.55 per weighted-average common share, and $5.0 million, or $0.15 per weighted-average common share, of capital-gains based incentive fees accrued during the year ended March 31, 2022, and the year ended March 31, 2021, respectively. These fees were accrued in accordance with United States generally accepted accounting principles ("GAAP"), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure - Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended March 31, 2022, the following significant events occurred:
•Portfolio Activity:
◦Invested an aggregate of $8.2 million in various existing portfolio companies through secured first lien debt, secured second lien debt and preferred equity;
◦Received aggregate repayments of $4.5 million of secured first lien and secured second lien debt; and

◦Entered into a new $26.0 million secured first lien term loan with J.R. Hobbs, replacing our previously outstanding first lien term loan with a total cost basis of $36.0 million, which resulted in a realized loss of $10.0 million.
•Distributions and Dividends:
◦Paid $0.075 per common share to common stockholders in each of January, February, and March 2022; and
◦Paid a $0.12 per common share supplemental distribution to common stockholders in February 2022.
Fourth Quarter Results: Net investment income for the quarter ended March 31, 2022 was $6.7 million, or $0.20 per weighted-average common share, compared to net investment income for the quarter ended December 31, 2021 of $8.4 million, or $0.25 per weighted-average common share. This change was a result of an increase in total expenses, net of credits, partially offset by an increase in total investment income, quarter over quarter.
Total investment income during the quarters ended March 31, 2022 and December 31, 2021 was $19.2 million and $16.7 million, respectively. The quarter over quarter increase was primarily due to the collection of $3.2 million of past due interest in the current quarter from a portfolio company previously on non-accrual status, partially offset by a $0.2 million decrease in dividend and success fee income, the timing of which can be variable.
Total expenses, net of credits, during the quarters ended March 31, 2022 and December 31, 2021 was $12.5 million and $8.3 million, respectively. The quarter over quarter increase was primarily due to a $3.0 million decrease in credits to fees from adviser and a $1.6 million increase in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses.
Net asset value per common share as of March 31, 2022 was $13.43 compared to $13.27 as of December 31, 2021. The quarter over quarter increase was primarily due to $20.0 million, or $0.60 per common share, of net unrealized appreciation of investments and $6.7 million, or $0.20 per common share, of net investment income, partially offset by $11.5 million, or $0.34 per common share, of distributions paid to common stockholders and $10.0 million, or $0.30 per common share, of realized losses on investments.
Highlights for the Year: During the year ended March 31, 2022, the following significant events occurred:
•Portfolio Activity:
◦Invested an aggregate of $34.2 million in two new portfolio companies, through a combination of secured first lien debt and preferred equity;
◦Invested an aggregate of $58.5 million in various existing portfolio companies, through secured first lien debt, secured second lien debt and preferred equity;
◦Exited our investment in three portfolio companies, which resulted in success fee income of $5.4 million, repayment of our debt of $41.1 million at par and realized gains of $25.5 million in the aggregate;
◦Received aggregate repayments of $10.3 million of secured first lien and secured second lien debt; and

◦Recognized a realized loss of $10.0 million related to a new $26.0 million secured first lien term loan replacing a previously outstanding first lien term loan with a total cost basis of $36.0 million, and a realized loss of $1.8 million related to the dissolution of one investment.
•Distributions and Dividends:
◦Paid $0.07 per common share to common stockholders each month for April 2021 through September 2021, and $0.075 per common share to common stockholders each month for October 2021 through March 2022; and

◦Paid an aggregate of $0.30 per common share of supplemental distributions to common stockholders during the year ended March 31, 2022.
Fiscal Year End Results: Net investment income for the year ended March 31, 2022 was $15.0 million, or $0.45 per weighted-average common share, compared to net investment income for the year ended March 31, 2021 of $17.9 million, or $0.54 per weighted-average common share. This change was a result of an increase in total expenses, net of credits, partially offset by an increase in total investment income, year over year.
Total investment income during the years ended March 31, 2022 and March 31, 2021 was $72.6 million and $56.6 million, respectively. The year over year increase was primarily due to the collection of $7.2 million of past due interest in the current year from portfolio companies previously on non-accrual status, which did not take place in the prior year, as well as a $3.4 million increase in dividend and success fee income, the timing of which can be variable.
Total expenses, net of credits, during the years ended March 31, 2022 and March 31, 2021 was $57.6 million and $38.7 million, respectively. The year over year increase was primarily due to a $13.3 million increase in the capital gains-based incentive fees in the current year, as a result of the net impact of realized and unrealized gains and losses, an $8.6 million increase in interest expense, as a result of the issuance of the 4.875% Notes due 2028 in the current year and the 5.00% Notes due 2026 in March 2021, and a $4.3 million increase in the income-based incentive fee, which were partially offset by a $6.4 million million decrease in dividend expense related to the redemption of our Series E Term Preferred Stock in the current year and a $3.5 million increase in credits to fees from adviser.
Net asset value per common share as of March 31, 2022 was $13.43 compared to $11.52 as of March 31, 2021. The year over year increase was primarily due to $74.9 million, or $2.26 per common share, of net unrealized appreciation of investments, of which $100.1 million was due to unrealized appreciation of investments and $25.2 million was due to the reversal of unrealized depreciation on exits, $15.0 million, or $0.45 per common share, of net investment income and $12.4 million, or $0.37 per common share, of realized gains on investments, which were partially offset by $38.9 million, or $1.17 per common share, of distributions paid to common stockholders.
Subsequent Events: After March 31, 2022, the following significant events occurred:
•Distributions and dividends: In April 2022, our Board of Directors declared the following monthly and supplemental distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
April 22, 2022	April 29, 2022	$0.075
May 20, 2022	May 31, 2022	0.075
June 6, 2022	June 15, 2022	0.120	(A)
June 22, 2022	June 30, 2022	0.075
	Total for the Quarter:	$0.345
(A)Represents a supplemental distribution to common stockholders.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2022		December 31, 2021
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment income (loss)	$6,730	$0.20	$8,399	$0.25
Capital gains-based incentive fee	1,993	0.06	389	0.01
Adjusted net investment income	$8,723	$0.26	$8,788	$0.26
Weighted-average shares of common stock outstanding - basic and diluted		33,205,023		33,205,023

	For the year ended
	March 31, 2022		March 31, 2021
	Amount	Per Share Amount	Amount	Per Share Amount

Net investment income (loss)	$14,990	$0.45	$17,938	$0.54
Capital gains-based incentive fee	18,286	0.55	5,032	0.15
Adjusted net investment income	$33,276	$1.00	$22,970	$0.69
Weighted-average shares of common stock outstanding - basic and diluted		33,205,023		33,176,760
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
Conference Call: The Company will hold its earnings release conference call on Thursday, May 12, 2022, at 8:30 a.m. EDT. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 19, 2022. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13727661. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.
To obtain a paper copy of our Annual Report on Form 10-K, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the year ended March 31, 2022, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.
SOURCE: Gladstone Investment Corporation

Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.